[ASTORIA FINANCIAL CORPORATION LOGO]                                NEWS RELEASE

One Astoria Federal Plaza, Lake Success, NY 11042-1085 (516) 327-3000

FOR IMMEDIATE RELEASE                   CONTACT:  PETER J. CUNNINGHAM
                                                  FIRST VICE PRESIDENT,
                                                  INVESTOR RELATIONS
                                                  (516) 327-7877
                                                  IR@ASTORIAFEDERAL.COM

ASTORIA FINANCIAL CORPORATION ANNOUNCES 20% INCREASE IN THIRD QUARTER 2002 EPS TO $0.72

QUARTERLY CASH DIVIDEND OF $0.20 PER COMMON SHARE DECLARED; 9TH STOCK REPURCHASE PLAN APPROVED

LAKE SUCCESS, NEW YORK - OCTOBER 17, 2002 - Astoria Financial Corporation (NYSE:
AF) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $62.2 million, or $0.72 diluted earnings per common share, for the quarter ended September 30, 2002, compared to the 2001 third quarter net income of $56.5 million, or $0.60 diluted earnings per common share, representing increases of 10% and 20%, respectively. For the 2002 third quarter, returns on average equity, average tangible equity and average assets increased to 15.72%, 17.81% and 1.14%, respectively, from 14.17%, 16.12% and 1.00%, respectively, for the comparable 2001 period.

         For the nine months ended September 30, 2002, net income totaled $187.4 million, or $2.13 diluted earnings per common share, compared to net income of $168.1 million, or $1.75 diluted earnings per common share for the comparable 2001 period, representing increases of 11% and 22%, respectively. Included in the 2002 third quarter and nine month results is the benefit derived from the adoption of SFAS No. 142, which eliminated goodwill amortization of $4.8 million, or $0.06 per diluted common share, per quarter. The 2001 nine month results include a charge reflecting the cumulative effect of an accounting change, net of tax, of $2.3 million, or $0.03 per diluted common share, related to the implementation of SFAS No. 133 in the 2001 first quarter.

THIRD QUARTER 2002 HIGHLIGHTS:

PROFITABILITY:

     -    Diluted EPS: $0.72, up 20% from third quarter last year

     -    Return on average assets: 1.14%, up 14% from third quarter last year

     -    Return on average equity: 15.72%, up 11% from third quarter last year

     - Return on average tangible equity: 17.81%, up 10% from third quarter last year

RETAIL BANKING:

     - Deposits total $11.2 billion, up $387.1 million, or 4%, from September 30, 2001

     - Core deposits total $5.9 billion, up $457.1 million, or 8%, from September 30, 2001; core deposits represent 53% of total deposits

     - Checking deposits total $1.3 billion, up $226.6 million, or 21%, from September 30, 2001; 21,000 checking accounts opened during third quarter of 2002; 78,000 opened during the twelve months ended September 30, 2002

     - Business checking deposits total $153.4 million, up $48.6 million, or 46%, from September 30, 2001

     - Customer service fees increased to $15.6 million, up $2.1 million, or 16%, from the 2001 third quarter

   MORTGAGE LENDING:

     - Multifamily/Commercial real estate loan volume totaled $313.9 million and $761.0 million for the three and nine month periods ended September 30, 2002, an increase of 104% and 92% over the comparable 2001 periods

     - Multifamily/Commercial real estate portfolio totaled $2.2 billion, up $633.9 million, or 40% from September 30, 2001

     - Loans receivable totaled $12.4 billion, up $428.6 million, or 4%, from September 30, 2001

         Commenting on the third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, said, "The continued decline in long term interest rates during the third quarter accelerated the flattening of the U.S Treasury yield curve resulting in unprecedented mortgage loan and MBS prepayments, lower yielding reinvestment opportunities and somewhat less than a commensurate benefit on the liability side of the balance sheet. Notwithstanding these events, Astoria generated double digit earnings growth over the prior year and solid returns for the third quarter."

BOARD DECLARES QUARTERLY CASH DIVIDEND

         The Board of Directors of the Company, at their October 16, 2002 meeting, declared a quarterly cash dividend of $0.20 per common share. The dividend is payable on December 2, 2002 to shareholders of record as of November 15, 2002. This is the thirtieth consecutive quarterly cash dividend declared by the Company.

ISSUANCE OF $200 MILLION SENIOR NOTES

         The Company, on October 16, 2002, completed the previously announced issuance of $200 million aggregate principal amount of 5.75% Senior Notes due 2012, the proceeds of which are expected to be used for general corporate purposes, including stock repurchases.

EIGHTH STOCK REPURCHASE PROGRAM CONTINUES; NINTH STOCK REPURCHASE PROGRAM AUTHORIZED

         During the third quarter, Astoria repurchased 1.5 million shares of its common stock at an average cost of $29.84 per share. In addition, following the close of the third quarter, the Company purchased an additional 185,000 shares of its common stock. To date, under the eighth program that commenced in September 2001, Astoria has repurchased 7.4 million shares.

         The Company also announced that the Board of Directors, at their October 16, 2002 meeting, approved the Company's ninth stock repurchase program which authorizes the purchase of an additional 10 million shares, or approximately 11% of its outstanding common stock in open-market or privately negotiated transactions over a two year period. The newly approved repurchase program will commence immediately following the completion of the eighth repurchase program in which approximately 2.6 million shares remain.

BALANCE SHEET SUMMARY & TRENDS

         Assets at September 30, 2002 totaled $21.9 billion compared to $22.0 billion at the end of the previous quarter and $22.7 billion at December 31, 2001. Key balance sheet highlights outlining the cumulative effect of the Company's balance sheet repositioning since December 31, 1999 follow:

(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         CHANGE
                              12/31/99  12/31/00  12/31/02  9/30/02  12/31/99-9/30/02
ASSETS ....................   $22,697   $22,337   $22,668   $21,904   -  3%
LOANS .....................   $10,286   $11,422   $12,167   $12,421   + 21%
MBS .......................   $ 9,287   $ 7,875   $ 7,074   $ 6,790   - 27%
DEPOSITS ..................   $ 9,555   $10,072   $10,904   $11,181   + 17%
CORE DEPOSITS .............   $ 4,625   $ 4,922   $ 5,743   $ 5,941   + 28%
CHECKING ..................   $   878   $ 1,005   $ 1,200   $ 1,306   + 49%
BORROWINGS ................   $11,402   $10,197   $ 9,699   $ 8,649   - 24%
EQUITY ....................   $ 1,197   $ 1,513   $ 1,543   $ 1,585   + 32%
BOOK VALUE ................   $ 11.09   $ 14.74   $ 16.44   $ 17.50   + 58%
  PER SHARE
TANGIBLE ..................   $  8.92   $ 12.68   $ 14.40   $  15.39  + 73%
BOOK VALUE
   PER SHARE

         Mortgage loan originations and purchases for the quarter ended September 30, 2002 totaled $1.3 billion, compared to $1.2 billion for the comparable 2001 period. For the nine months ended September 30, 2002, loan volume increased 30% to $4.0 billion from $3.1 billion for the 2001 comparable period. For the quarter ended September 30, 2002, 1-4 family loans, predominantly 3/1 and 5/1 adjustable rate mortgage ("ARM") loans, represented 75% of mortgage originations; 25% of mortgage originations were multifamily and commercial real estate ("CRE") loans. For the nine months ended September 30, 2002, 80% of loan originations were 1-4 family loans and 19% were multifamily and CRE loans.

         For the quarter and nine months ended September 30, 2002, multifamily and CRE loan originations increased to $313.9 million and $761.0 million, respectively, up 104% and 92%, respectively, over the 2001 comparable periods. The combined portfolios of multifamily and CRE loans grew during the first nine months of 2002 at an annualized rate of 40% to $2.2 billion, or 18% of total loans at September 30, 2002. The average loan-to-value ratio of the multifamily and CRE loan portfolio is less than 65%, based on current principal balance and original appraised value. The average loan outstanding in that portfolio is under $1 million.

         The Company's strong multifamily and CRE lending efforts are reflected in the growth of this portfolio since 1999:

                                                                                                   CHANGE
(DOLLARS IN MILLIONS)      12/31/99         12/31/00         12/31/01          9/30/02          12/31/99-9/30/02
MULTIFAMILY/CRE LOANS      $1,014           $1,282            $1,693            $2,200               +117%
% OF TOTAL LOANS           10%                11%                 14%               18%               +80%

         Commenting on these solid results, Mr. Engelke said, "We have achieved great success in building a top quality, low-risk multifamily and commercial real estate loan portfolio and expect to continue to produce strong, double-digit growth in the future. By the end of 2003, we expect this portfolio to increase to approximately 25% of total loans."

         Mortgage loan prepayments for the quarter ended September 30, 2002 increased dramatically and totaled $1.2 billion as compared to $826.2 million for the previous quarter and $680.1 million for the 2001 third quarter. For the nine-month period ended September 30, 2002, mortgage loan prepayments totaled $3.0 billion as compared to $1.9 billion for the nine months ended September 30, 2001. Due to the historically high level of mortgage loan prepayments, the total loan portfolio decreased slightly during the third quarter to $12.4 billion from $12.5 billion at the end of the 2002 second quarter. For the nine months ended September 30, 2002, the loan portfolio increased $253.5 million from $12.2 billion at December 31, 2001.

         At September 30, 2002, non-performing loans declined to $32.3 million, or 0.15% of total assets, from $32.4 million, or 0.15% of total assets, at June 30, 2002 and $37.1 million, or 0.16% of total assets, at December 31, 2001. Net charge-offs for the quarter and nine months ended September 30, 2002 were $258,000 and $944,000, respectively, or an annualized rate of one basis point of average total loans outstanding. The ratio of the allowance for loan losses to non-performing loans was 259% at September 30, 2002 compared to 258% at June 30, 2002 and 222% at December 31, 2001. Commenting on the superior asset quality, Mr. Engelke noted, "The quality of our assets continues to remain excellent as evidenced by our very low level of loan delinquencies and non-performing assets. Net charge-offs for this year's third quarter and nine months were negligible and are indicative of our conservative lending policies and the fact that over 99% of our loan portfolio is secured by real estate with a loan-to-value ratio averaging less than 64%, based upon original appraised value and current principal balance."

         Mortgage-backed securities ("MBS") totaled $6.8 billion at September 30, 2002, a decrease of $283.6 million from December 31, 2001 and an increase of $111.3 million from June 30, 2002. For the quarter ended September 30, 2002, MBS repayments totaled $1.4 billion compared to $948.5 million in the 2002 second quarter and $837.2 million for the 2001 third quarter. For the nine months ended September 30, 2002 MBS repayments totaled $3.8 billion compared to $1.9 billion for the comparable 2001 period.

         Deposits were down slightly from June 30, 2002 and were up $276.9 million for the nine months ended September 30, 2002 to $11.2 billion at September 30, 2002. Core deposits, which exclude certificate of deposit accounts, totaled $5.9 billion, representing 53% of total deposits at September 30, 2002, compared to $5.7 billion at December 31, 2001. Checking account balances for the 2002 third quarter increased $44.4 million from the previous quarter and totaled $1.3 billion, or 22% of core deposits, at September 30, 2002.

         The success of our small business banking initiatives was reflected in the strong growth in business deposits, including business savings and checking accounts. At September 30, 2002, business deposits totaled $216.9 million, up 44% from September 30, 2001.

         Borrowings at September 30, 2002 totaled $8.6 billion. The following table details future borrowing maturities and weighted average rates:

         CONTRACTUAL                TOTAL AMOUNT                               WEIGHTED
         --------------------------------------------------------------------------------
          MATURITY                     MATURING                              AVERAGE RATE
         4Q02                       $600 Million                                  6.45%
         1Q03                       $350 Million                                  6.99%
         2Q03                       $300 Million                                  6.27%
         3Q03                       $350 Million                                  5.30%
         4Q03                       $800 Million                                  5.81%
                                    -------------                                 -----
         Through 2003               $ 2.4 Billion                                 6.12%
         2004                       $ 3.4 Billion                                 5.12%
         Beyond 2004                $ 2.8 Billion                                 5.41%
                                    -------------                                 -----
         Total(1)                   $ 8.6 Billion                                 5.49%

         In addition to the above maturities, an opportunity is available for lowering our cost of funds over the next twelve months as approximately $2.4 billion of CDs with an average rate of 3.02% will mature. During the month of September 2002, CDs were issued or repriced at an average rate of 1.76%. Overall, these opportunities will help mitigate the decline in the yield on interest earning assets resulting from the high level of prepayment and refinance activity currently being experienced.

         Stockholders' equity was $1.6 billion, or 7.23% of total assets, at September 30, 2002 compared to $1.5 billion, or 6.81% of total assets, at December 31, 2001. Astoria Federal continues to maintain capital ratios in excess of applicable regulatory requirements. At September 30, 2002, core, tangible and risk-based capital ratios were 7.04%, 7.04% and 15.14%, respectively.

THIRD QUARTER AND NINE-MONTH EARNINGS SUMMARY

         Net interest income for the three and nine-month periods ended September 30, 2002 totaled $119.2 million and $362.7 million, respectively, compared to $114.2 million and $355.7 million for the comparable 2001 periods.

         Astoria's net interest margin for the quarter ended September 30, 2002 was 2.31%, up 19 basis points from the 2001 third quarter margin of 2.12%, and declined 9 basis points from the previous quarter. Mr. Engelke noted, "The year over year margin improvement is primarily the result of the downward repricing of CDs and the repayment of borrowings. For the quarter ended September 30, 2002, the average

(1) Included are $5.7 billion of borrowings that have a maturity date after September 30, 2003 but can be called prior to December 31, 2002.

cost of retail deposits declined 124 basis points from the 2001 third quarter and declined 15 basis points from the previous quarter this year, to 2.56%. Contributing to the decline during the third quarter of 2002 was the maturity of $857.9 million of non-jumbo CDs, with an average rate of 3.47% and an average maturity at inception of 13 months, and the issuance or repricing of $794.0 million of non-jumbo CDs with an average rate of 2.54% and an average maturity of 15 months. On a linked quarter basis, 4 basis points of the decline in the net interest margin is due to an extra day of interest expense in the third quarter."

      Non-interest income, excluding the gain on sale of securities, for the quarter ended September 30, 2002 rose to $28.5 million from $26.9 million for the quarter ended September 30, 2001. For the nine months ended September 30, 2002, non-interest income, excluding the gain on sale of securities in the third quarter, totaled $84.9 million compared to $75.2 million for the comparable 2001 period. The increases for the quarter and nine months in non-interest income, excluding gains on sales of securities, are primarily due to increases in customer service fees and BOLI income, partially offset by a decrease in loan servicing fees. Customer service fees for the quarter and nine months ended September 30, 2002 increased 16% and 18%, respectively, to $15.6 million and $44.9 million, respectively, from $13.5 million and $38.1 million, respectively, for the 2001 comparable periods.

      Gains on sales of securities for the quarter ended September 30, 2002 totaled $8.5 million, and were used as a natural hedge to offset most of the increase in net amortization of mortgage servicing rights caused by a valuation adjustment of $9.1 million related to the current lower interest rate environment and projected accelerated loan prepayment speeds. There were no gains on sales of securities in prior quarters or prior year periods.

      For the quarter ended September 30, 2002, general and administrative expense ("G&A") totaled $48.4 million, compared to $43.4 million for the comparable prior year period and $50.0 million for the previous quarter. The increase from the 2001 quarter is primarily due to increased compensation and benefits expense of $4.2 million. On a linked quarter basis, G&A expense decreased $1.6 million, due primarily to lower advertising expense and a lower mark to market adjustment on interest rate caps. For the nine month period ended September 30, 2002, G&A totaled $146.2 million, compared to $132.5 million in the prior year period. The increase was due primarily to an increase in compensation and benefits expense, which includes increased employee stock plan amortization, and other expense, which includes market valuation adjustments on interest rate caps.

      Excluding G&A, non-interest expense for the quarter ended September 30, 2002 increased to $15.1 million from $11.0 million for the prior year period. The increase was primarily due to an increase in net amortization of mortgage servicing rights due to a valuation adjustment of $9.1 million related to the current lower interest rate environment and projected accelerated loan prepayment speeds, offset by the elimination of goodwill amortization due to the adoption of SFAS No. 142 in January 2002. For the nine months ended September 30, 2002 non-interest expense, excluding G&A, totaled $27.0 million compared to $33.6 million for the comparable 2001 period. The decrease resulted primarily from the elimination of goodwill amortization and lower goodwill litigation expense, offset by an increase in net amortization of mortgage servicing rights due to net valuation adjustments of $10.2 million.

      The efficiency ratio for the 2002 third quarter was 32.74% compared to 32.56% for the 2002 second quarter and 30.72% for the comparable quarter last year.

FOURTH QUARTER 2002 OUTLOOK

      Commenting on the current operating environment, Mr. Engelke stated, "Despite the difficult operating environment we are currently experiencing due to the flattened U.S Treasury yield curve and the absolute low level of interest rates, we are reiterating our 2002 fourth quarter earnings per share guidance of between $0.72 - $0.74 per share, which represents an 18% - 21% increase over the 2001 fourth quarter EPS. Clearly, any modest increase in long-term interest rates will improve our earnings outlook."

RISK FACTORS AND FORWARD LOOKING STATEMENT

      This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

      Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all other areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate; legislation or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

EARNINGS CONFERENCE CALL, OCTOBER 18 AT 9:30 A.M. (ET)

      The Company will host an earnings conference call tomorrow morning, October 18 at 9:30 a.m. (ET) to discuss, in addition to third quarter operating results, the outlook for the remainder of 2002. The toll-free dial-in number is
(877) 692-2086. A replay will be available on October 18, 2002 from 1:00 p.m.
(ET) through October 25, 2002, 11:59 p.m. The replay number is (877) 519-4471, passcode: 3539746. The conference call will also be simultaneously webcast on its investor relations website at http://ir.astoriafederal.com and archived through October 25, 2002.

      Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22 billion, is the second largest thrift institution headquartered in New York and sixth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

                                  Tables Follow

                                                                          Page 9
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
(In Thousands, Except Share Data)

                                                                                                 At                 At
                                                                                            September 30,      December 31,
                                                                                                2002               2001
                                                                                            ------------       ------------
ASSETS
Cash and due from banks                                                                     $    144,601       $    144,694
Federal funds sold and repurchase agreements                                                     843,883          1,309,164
Mortgage-backed securities available-for-sale                                                  2,408,655          3,014,963
Other securities available-for-sale                                                              494,093            534,220
Mortgage-backed securities held-to-maturity
     (fair value of $4,438,277 and $4,062,749, respectively)                                   4,381,751          4,059,087
Other securities held-to-maturity (fair value of $105,342
     and $405,451, respectively)                                                                 104,500            404,841
Federal Home Loan Bank of New York stock                                                         225,473            250,450
Loans held-for-sale                                                                               32,348             43,390
Loans receivable:
     Mortgage loans, net                                                                      12,067,433         11,924,134
     Consumer and other loans, net                                                               353,349            243,127
                                                                                            ------------       ------------
                                                                                              12,420,782         12,167,261
     Allowance for loan losses                                                                   (83,648)           (82,285)
                                                                                            ------------       ------------
     Total loans receivable, net                                                              12,337,134         12,084,976
Mortgage servicing rights, net                                                                    22,399             35,295
Accrued interest receivable                                                                       95,197             96,273
Premises and equipment, net                                                                      155,600            149,753
Goodwill                                                                                         185,151            185,151
Bank owned life insurance                                                                        357,669            242,751
Other assets                                                                                     115,822            112,698
                                                                                            ------------       ------------
TOTAL ASSETS                                                                                $ 21,904,276       $ 22,667,706
                                                                                            ============       ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

     Deposits                                                                               $ 11,180,578       $ 10,903,693
     Reverse repurchase agreements                                                             6,585,000          7,385,000
     Federal Home Loan Bank of New York advances                                               1,964,450          1,914,000
     Other borrowings, net                                                                        99,203            399,587
     Mortgage escrow funds                                                                       149,772            116,395
     Accrued expenses and other liabilities                                                      215,539            281,445
                                                                                            ------------       ------------
TOTAL LIABILITIES                                                                             20,194,542         21,000,120
                                                                                            ------------       ------------
Guaranteed preferred beneficial interest in
     junior subordinated debentures (capital trust securities)                                   125,000            125,000

Stockholders' equity:
     Preferred stock, $1.00 par value; 5,000,000 shares authorized:

          Series A (1,225,000 shares authorized and -0- shares issued and outstanding)              --                 --
          Series B (2,000,000 shares authorized, issued and outstanding)                           2,000              2,000
     Common stock, $.01 par value; (200,000,000 shares authorized; 110,996,592 shares issued; and 87,690,468 and 90,766,744 shares
          outstanding, respectively)                                                               1,110              1,110
     Additional paid-in capital                                                                  836,525            822,652
     Retained earnings                                                                         1,327,038          1,207,742
     Treasury stock (23,306,124 and 20,229,848 shares, at cost, respectively)                   (563,559)          (459,471)
     Accumulated other comprehensive income (loss)                                                 9,797             (1,967)
     Unallocated common stock held by ESOP                                                       (28,177)           (29,480)
                                                                                            ------------       ------------
TOTAL STOCKHOLDERS' EQUITY                                                                     1,584,734          1,542,586
                                                                                            ------------       ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $ 21,904,276       $ 22,667,706
                                                                                            ============       ============

                                                                         Page 10
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(In Thousands, Except Share Data)

                                                                  For the Three Months Ended            For the Nine Months Ended
                                                                          September 30,                      September 30,
                                                               -------------------------------       ------------------------------
                                                                   2002              2001                2002              2001
                                                               ------------       ------------       ------------      ------------
Interest income:
      Mortgage loans                                           $    196,836       $    207,014       $    601,864      $    613,897
      Consumer and other loans                                        4,792              4,364             12,711            13,713
      Mortgage-backed securities                                     91,552            109,556            289,273           355,001
      Other securities                                               16,629             25,705             55,734            86,292
      Federal funds sold and repurchase agreements                    3,571             12,082             10,963            25,360
                                                               ------------       ------------       ------------      ------------
Total interest income                                               313,380            358,721            970,545         1,094,263
                                                               ------------       ------------       ------------      ------------
Interest expense:
      Deposits                                                       71,702            101,687            225,472           311,831
      Borrowed funds                                                122,451            142,809            382,341           426,733
                                                               ------------       ------------       ------------      ------------
Total interest expense                                              194,153            244,496            607,813           738,564
                                                               ------------       ------------       ------------      ------------

Net interest income                                                 119,227            114,225            362,732           355,699
Provision for loan losses                                               301              1,001              2,307             3,026
                                                               ------------       ------------       ------------      ------------
Net interest income after provision for loan losses                 118,926            113,224            360,425           352,673
                                                               ------------       ------------       ------------      ------------
Non-interest income:
      Customer service fees                                          15,640             13,533             44,918            38,095
      Other loan fees                                                 2,242              1,596              5,922             4,630
      Net gain on sales of securities                                 8,489               --                8,489              --
      Loan servicing fees                                             3,169              3,595              9,472            11,595
      Net gain on sales of loans                                      1,056                877              3,902             2,602
      Income from bank owned life insurance                           5,683              4,098             15,927            12,584
      Other                                                             729              3,216              4,787             5,743
                                                               ------------       ------------       ------------      ------------
Total non-interest income                                            37,008             26,915             93,417            75,249
                                                               ------------       ------------       ------------      ------------
Non-interest expense:
      General and administrative:
           Compensation and benefits                                 26,645             22,466             79,002            68,044
           Occupancy, equipment and systems                          13,373             13,371             39,600            39,323
           Federal deposit insurance premiums                           492                503              1,496             1,493
           Advertising                                                  997                730              3,555             4,259
           Other                                                      6,866              6,292             22,564            19,338
                                                               ------------       ------------       ------------      ------------
      Total general and administrative                               48,373             43,362            146,217           132,457
      Net amortization of mortgage servicing rights                  11,796              2,825             16,917             7,776
      Goodwill litigation                                               209                243                769             2,116
      Capital trust securities                                        3,103              3,104              9,312             9,312
      Amortization of goodwill                                         --                4,811               --              14,432
                                                               ------------       ------------       ------------      ------------
Total non-interest expense                                           63,481             54,345            173,215           166,093
                                                               ------------       ------------       ------------      ------------

Income before income tax expense and cumulative effect of
      accounting change                                              92,453             85,794            280,627           261,829
Income tax expense                                                   30,237             29,342             93,262            91,482
                                                               ------------       ------------       ------------      ------------

Income before cumulative effect of accounting change                 62,216             56,452            187,365           170,347
Cumulative effect of accounting change, net of tax                     --                 --                 --              (2,294)
                                                               ------------       ------------       ------------      ------------

Net income                                                           62,216             56,452            187,365           168,053

Preferred dividends declared                                         (1,500)            (1,500)            (4,500)           (4,500)
                                                               ------------       ------------       ------------      ------------

Net income available to common shareholders                    $     60,716       $     54,952       $    182,865      $    163,553
                                                               ============       ============       ============      ============

Basic earnings per common share:
      Income before accounting change                          $       0.73       $       0.61       $       2.17      $       1.81
      Cumulative effect of accounting change, net of tax               --                 --                 --               (0.03)
                                                               ------------       ------------       ------------      ------------

      Net basic earnings per common share                      $       0.73       $       0.61       $       2.17      $       1.78
                                                               ============       ============       ============      ============

Diluted earnings per common share:
      Income before accounting change                          $       0.72       $       0.60       $       2.13      $       1.78
      Cumulative effect of accounting change, net of tax               --                 --                 --               (0.03)
                                                               ------------       ------------       ------------      ------------

      Net diluted earnings per common share                    $       0.72       $       0.60       $       2.13      $       1.75
                                                               ============       ============       ============      ============

Basic weighted average common shares                             83,329,044         90,123,032         84,333,207        91,851,854
Diluted weighted average common and common
      equivalent shares                                          84,795,336         91,869,188         85,920,019        93,661,896

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                       At or For the                  At or For the
                                                                    Three Months Ended              Nine Months Ended
                                                                       September 30,                  September 30,
                                                                  -----------------------      --------------------------
                                                                   2002             2001          2002            2001
                                                                  ------           ------      ----------      ----------
SELECTED RETURNS AND FINANCIAL RATIOS (ANNUALIZED)
    Return on average stockholders' equity (1)                    15.72%            14.17%         15.92%          14.15%
    Return on average tangible stockholders' equity (1)           17.81             16.12          18.05           16.18
    Return on average assets (1)                                   1.14              1.00           1.13            1.00
    General and administrative expense to average assets           0.88              0.77           0.88            0.79
    Efficiency ratio                                              32.74             30.72          32.69           30.74
    Net interest rate spread                                       2.16              1.88           2.15            1.95
    Net interest margin                                            2.31              2.12           2.31            2.21

SELECTED CASH RATIOS (ANNUALIZED) (2)
    Cash return on average stockholders' equity                   16.46%            15.77%         16.54%          15.78%
    Cash return on average tangible stockholders' equity          18.64             17.94          18.76           18.04
    Cash return on average assets                                  1.19              1.11           1.17            1.11
    Cash general and administrative expense
         to average assets                                         0.83              0.74           0.84            0.76
    Cash efficiency ratio                                         30.76             29.61          31.06           29.60

ASSET QUALITY DATA (DOLLARS IN THOUSANDS)
    Non-performing loans/total loans                                                                0.26%           0.28%
    Non-performing loans/total assets                                                               0.15            0.15
    Non-performing assets/total assets                                                              0.15            0.16
    Allowance for loan losses/non-performing loans                                                259.20          244.78
    Allowance for loan losses/non-accrual loans                                                   268.43          253.85
    Allowance for loan losses/total loans                                                           0.67            0.68
    Net charge-offs to average loans outstanding (annualized)      0.01%             0.01%          0.01            0.01

    Non-performing assets                                                                       $ 33,149        $ 36,958
    Non-performing loans                                                                          32,271          33,502
    Loans 90 days past maturity but still accruing                                                 1,109           1,197
    Non-accrual loans                                                                             31,162          32,305
    Net charge-offs                                               $ 258             $ 372            944             952

CAPITAL RATIOS (ASTORIA FEDERAL)
    Tangible                                                                                        7.04%           6.77%
    Core                                                                                            7.04            6.77
    Risk-based                                                                                     15.14           16.00

OTHER DATA
    Cash dividends paid per common share                         $ 0.20            $ 0.16         $ 0.57          $ 0.44
    Book value per common share                                                                    17.50           16.26
    Tangible book value per common share                                                           15.39           14.19
    Average equity/average assets                                  7.22%             7.04%          7.08%           7.05%
    Mortgage loans serviced for others (in thousands)                                          2,916,842       3,520,604
    Full time equivalent employees                                                                 1,952           1,845



(1) Included in the 2002 results is the benefit derived from the adoption of SFAS No. 142 which eliminated goodwill amortization totaling $4.8 million for the three months ended September 30, 2001 and $14.4 million for the nine months ended September 30, 2001.

(2) The information presented represents pro forma calculations which are not in conformity with GAAP. The following items have been excluded from the return calculations: For the three months ended September 30, 2002 and 2001, a non-cash charge for amortization of employee stock plans of $2.9 million in 2002 and $1.6 million in 2001 and amortization of goodwill of $4.8 million in 2001. For the nine months ended September 30, 2002 and 2001, a non-cash charge for amortization of employee stock plans of $7.3 million in 2002 and $4.9 million in 2001 and amortization of goodwill of $14.4 million in 2001. The cash general and administrative expense to average assets ratio and cash efficiency ratio exclude the non-cash charge for amortization of employee stock plans.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)


                                                                 For the Three Months Ended September 30,
                                            -------------------------------------------------------------------------------------
                                                             2002                                       2001
                                            ----------------------------------------   ------------------------------------------
                                                                          Average                                      Average
                                                Average                    Yield/        Average                        Yield/
                                                Balance     Interest        Cost         Balance        Interest         Cost
                                            -------------  ----------   ------------   ------------    -----------   ------------
Assets:                                                                 (Annualized)                                 (Annualized)
   Interest-earning assets:
      Mortgage loans (1):
          One-to-four family                $ 10,012,425   $ 154,192        6.16%      $ 10,088,518     $ 174,641        6.92%
          Multi-family, commercial
             and construction                  2,166,118      42,644        7.87          1,540,679        32,373        8.40
      Consumer and other loans (1)               323,195       4,792        5.93            208,686         4,364        8.36
                                            -------------  ----------                  -------------   -----------
      Total loans                             12,501,738     201,628        6.45         11,837,883       211,378        7.14
      Mortgage-backed securities (2)           6,376,544      91,552        5.74          6,935,545       109,556        6.32
      Other securities (2) (3)                   927,940      16,629        7.17          1,458,258        25,705        7.05
      Federal funds sold and
          repurchase agreements                  827,857       3,571        1.73          1,369,769        12,082        3.53
                                            -------------  ----------                  -------------   -----------
   Total interest-earning assets              20,634,079     313,380        6.07         21,601,455       358,721        6.64
                                                           ----------                                  -----------
   Non-interest-earning assets                 1,286,755                                  1,033,327
                                            -------------                              -------------
Total assets                                $ 21,920,834                               $ 22,634,782
                                            =============                              =============

Liabilities and stockholders' equity:
   Interest-bearing liabilities:
      Savings                                $ 2,810,974       7,938        1.13        $ 2,507,045        12,537        2.00
      Certificates of deposit                  5,253,760      55,056        4.19          5,284,102        71,149        5.39
      NOW                                      1,273,066         931        0.29          1,081,815         1,446        0.53
      Money market                             1,870,756       7,777        1.66          1,817,718        16,555        3.64
                                            -------------  ----------                  -------------   -----------
      Total deposits                          11,208,556      71,702        2.56         10,690,680       101,687        3.80
      Borrowed funds                           8,648,634     122,451        5.66          9,847,116       142,809        5.80
                                            -------------  ----------                  -------------   -----------
   Total interest-bearing liabilities         19,857,190     194,153        3.91         20,537,796       244,496        4.76
                                                           ----------                                  -----------
   Non-interest-bearing liabilities              480,880                                    503,401
                                            -------------                              -------------
Total liabilities                             20,338,070                                 21,041,197
Stockholders' equity                           1,582,764                                  1,593,585
                                            -------------                              -------------
Total liabilities and stockholders' equity  $ 21,920,834                               $ 22,634,782
                                            =============                              =============

Net interest income/net interest
   rate spread                                             $ 119,227        2.16%                       $ 114,225        1.88%
                                                           ==========      ======                      ===========   =========
Net interest-earning assets/net
   interest margin                             $ 776,889                    2.31%       $ 1,063,659                      2.12%
                                            =============                  ======      =============                 =========
Ratio of interest-earning assets
   to interest-bearing liabilities                 1.04x                                      1.05x
                                                   =====                                      =====


(1) Mortgage loans and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

(2)   Securities available-for-sale are reported at average amortized cost.

(3)   Other securities include Federal Home Loan Bank of New York Stock.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)


                                                                  For the Nine Months Ended September 30,
                                             ------------------------------------------------------------------------------------
                                                              2002                                       2001
                                             ---------------------------------------   ------------------------------------------
                                                                          Average                                      Average
                                               Average                     Yield/        Average                        Yield/
                                               Balance      Interest        Cost         Balance         Interest        Cost
                                            -------------  ----------   ------------   -------------   -----------   ------------
Assets:                                                                 (Annualized)                                 (Annualized)
    Interest-earning assets:
        Mortgage loans (1):
            One-to-four family              $ 10,221,945   $ 484,150         6.32%     $ 10,017,683     $ 524,333        6.98%
            Multi-family, commercial
               and construction                1,982,618     117,714         7.92         1,427,729        89,564        8.36
        Consumer and other loans (1)             287,169      12,711         5.90           197,681        13,713        9.25
                                            -------------  ----------                  -------------   -----------
        Total loans                           12,491,732     614,575         6.56        11,643,093       627,610        7.19
        Mortgage-backed securities (2)         6,503,436     289,273         5.93         7,370,584       355,001        6.42
        Other securities (2) (3)               1,092,241      55,734         6.80         1,623,044        86,292        7.09
        Federal funds sold and
            repurchase agreements                857,510      10,963         1.70           843,876        25,360        4.01
                                            -------------  ----------                  -------------   -----------
    Total interest-earning assets             20,944,919     970,545         6.18        21,480,597     1,094,263        6.79
                                                           ----------                                  -----------
    Non-interest-earning assets                1,228,557                                    975,791
                                            -------------                              -------------
Total assets                                $ 22,173,476                               $ 22,456,388
                                            =============                              =============

Liabilities and stockholders' equity:
    Interest-bearing liabilities:
        Savings                              $ 2,732,395      24,607         1.20       $ 2,474,209        37,169        2.00
        Certificates of deposit                5,209,688     170,583         4.37         5,226,746       217,544        5.55
        NOW                                    1,239,817       2,650         0.28         1,055,295         4,301        0.54
        Money market                           1,920,586      27,632         1.92         1,669,733        52,817        4.22
                                            -------------  ----------                  -------------   -----------
        Total deposits                        11,102,486     225,472         2.71        10,425,983       311,831        3.99
        Borrowed funds                         9,006,959     382,341         5.66         9,931,390       426,733        5.73
                                            -------------  ----------                  -------------   -----------
    Total interest-bearing liabilities        20,109,445     607,813         4.03        20,357,373       738,564        4.84
                                                           ----------                                  -----------
    Non-interest-bearing liabilities             495,098                                    515,969
                                            -------------                              -------------
Total liabilities                             20,604,543                                 20,873,342
Stockholders' equity                           1,568,933                                  1,583,046
                                            -------------                              -------------
Total liabilities and stockholders' equity  $ 22,173,476                               $ 22,456,388
                                            =============                              =============

Net interest income/net interest
    rate spread                                             $ 362,732        2.15%                      $ 355,699        1.95%
                                                           ==========     ========                     ===========     =======
Net interest-earning assets/net
    interest margin                            $ 835,474                     2.31%      $ 1,123,224                      2.21%
                                            =============                 ========     =============                   =======
Ratio of interest-earning assets
    to interest-bearing liabilities                1.04x                                      1.06x
                                                   =====                                      =====


(1) Mortgage loans and consumer and other loans include non-performing loans and exclude the allowance for loan losses.

(2)   Securities available-for-sale are reported at average amortized cost.

(3)   Other securities include Federal Home Loan Bank of New York Stock.